EXHIBIT (d)(28)

                                     FORM OF
                               EXCHANGE AGREEMENT


         This Exchange Agreement (this "Agreement") is entered into, effective as of December 30, 2003, between Hecla Mining Company ("Hecla") and Generic Trading ("Holder"). Hecla and Holder hereby agree as follows:

         1. Exchange. Hecla will issue to Holder 73,500 shares (the "Shares") of Hecla common stock, par value $0.25 per share (the "Common Stock") in exchange for 10,000 shares of Hecla Series B Cumulative Convertible Preferred Stock ("Preferred Stock") held by Holder (the "Exchange").

         2. Legality of Issuance. Hecla hereby represents that the Shares are being issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) thereof and will be, when issued in accordance with this Agreement, duly issued, fully-paid, non-assessable and freely transferable shares of Common Stock, subject to listing on the New York Stock Exchange. Hecla will use its best reasonable commercial efforts to affect the listing of the Shares with the New York Stock Exchange. Holder hereby acknowledges that the Shares are being issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) thereof.

         3. No Commission; Unsolicited Transaction. Hecla confirms that it paid no commission or other remuneration to any person in connection with the solicitation or effectuation of the Exchange. Holder confirms that Hecla did not solicit the Exchange.

         4. Delivery of Preferred Stock. Holder agrees to promptly, after execution of this Agreement deliver the above referenced Preferred Stock to American Stock Transfer and Trust Company via the DWAC system (transfer agent #29-41) for cancellation. Holder represents that it owns the Preferred Stock clear of any lien, encumbrance, or pledge of any kind and that the Exchange shall transfer all title thereto to Hecla. Holder represents that it is an accredited investor.

                  The address and contact information for American Stock Transfer and Trust Company is as follows:

                           American Stock Transfer and Trust Company
                           59 Maiden Lane
                           New York, New York 10038
                           Contact:  Paula Caroppoli
                           (718) 921-8275

         5. Issuance of Shares. Hecla agrees that it will promptly, after confirmation by American Stock Transfer and Trust Company of the receipt of the Preferred Stock, instruct Hecla's transfer agent for the common stock ("American Stock Transfer and Trust") to electronically transfer the Shares via the DWAC system to DTC for Holder's account as identified below:

                           Contact at Clearing Firm:
                           Jim Conti
                           (212) 433-6069
                           Contact:  Rob Rosen
                           Phone:  (212) 332-2679

                           Holder DTC number:  501
                           Account Number:  77551209

         Furthermore, Hecla agrees that the Shares issued to Holder in exchange for the Preferred Stock will be deposited in Holder's accounts within three business days after Hecla receives confirmation from American Stock Transfer and Trust of the receipt of the Preferred Stock.

         6. Payment of Dividends: Hecla and Holder agree that the issuance of the Shares in the Exchange constitutes satisfaction in full on any and all amounts (including principal, dividends, and any other fees) owed by Hecla to Holder under the Preferred Stock.

         7. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.


HECLA MINING COMPANY


By:      /s/ Lewis E. Walde
    --------------------------------
         Lewis E. Walde
         President and CFO

Date: December 30, 2003


HOLDER: GENERIC TRADING


By:    /s/  Christina Leonard
    --------------------------------

Title: Director of Branch Operations

Date:  December 30, 2003